Exhibit 99.1

Herman Miller, Inc. Announces Expiration and Results of Tender Offer for 7.125% Notes Due March 15, 2011

Release: Date: Contact: Address: Internet:	Immediate
July 23, 2009
Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com
Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Susan Koole (616) 654 5709 or susan_koole@hermanmiller.com
Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
www.hermanmiller.com

Herman Miller, Inc. (NASDAQ: MLHR) (“Herman Miller,” “we,” “us” or “our”) announced today the results of its previously announced modified Dutch Auction tender offer (the “Tender Offer”) to purchase, for cash, up to $75,000,000 aggregate principal amount of its outstanding 7.125% Notes due 2011 (the “Notes”), in accordance with the terms and subject to the conditions set forth in the Offer to Purchase for Cash, dated June 24, 2009, and the accompanying Letter of Transmittal (together, the “Offer Documents”). The Tender Offer expired at 11:59 P.M. New York City time, on July 22, 2009 (the “Expiration Date”).

As of the Expiration Date, $110,550,000 aggregate principal amount of Notes were validly tendered for purchase. The Tender Offer is oversubscribed, and Herman Miller has accepted for purchase $75,000,000 aggregate principal amount of Notes, representing 67.84% of the validly tendered Notes.

The Clearing Price (as defined in the Offer Documents) was $1,060 per $1,000 principal amount of Notes tendered. All Notes validly tendered and not validly withdrawn on or prior to the Early Tender Date (as defined in the Offer Documents) with a Bid Price (as defined in the Offer Documents) less than the Clearing Price have been accepted in full; such Notes with a Bid Price equal to the Clearing Price have been prorated by a factor of 54.06%. No Notes tendered with a Bid Price above the Clearing Price have been accepted in the Tender Offer.

Goldman, Sachs & Co. is serving as Dealer Manager in connection with the Tender Offer. Global Bondholder Services Corporation is serving as Depositary and Information Agent in connection with

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the Tender Offer. Persons with questions regarding the Tender Offer should contact Goldman, Sachs & Co. at 877-686-5059 (toll free) or 212-902-5183 (collect). Requests for copies of the Offer Documents may be directed to Global Bondholder Services Corporation at 866-387-1500 (toll free) or 212-430-3774 (collect).

This press release is for informational purposes only and does not constitute an offer to purchase, the solicitation of an offer to purchase or a solicitation of tenders. The information in this press release is subject in all respects to the terms and conditions set forth in the Offer Documents. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. No recommendation is made as to whether or not holders of Notes should tender their Notes pursuant to the Tender Offer. The Tender Offer is being made solely pursuant to the Offer Documents, which more fully set forth and govern the terms and conditions of the Tender Offer. The Offer Documents contain important information and should be read carefully before any decision is made with respect to the Tender Offer.

About Herman Miller

Herman Miller works for a better world around you – with inventive designs, technologies and related services that improve the human experience wherever people work, heal, learn, and live. Our curiosity, ingenuity, and design excellence create award-winning products and services, resulting in more than $1.6 billion in revenue in fiscal 2009. Innovative business practices and a commitment to social responsibility have also established Herman Miller as a recognized global company. In 2009, Herman Miller was again cited by FORTUNE as both the “Most Admired” in its industry and among the “100 Best Companies to Work For” in America, while Fast Company named Herman Miller among the innovative “Companies to Watch.” Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on our management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S., and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller undertakes no obligation to update, amend or clarify forward-looking statements.

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